Exhibit 3.1.1

CERTIFICATE OF INCORPORATION

OF

MERCHANTS BANCSHARES, INC.

FIRST: The name of the Corporation is Merchants Bancshares, Inc.

SECOND: The address of its registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: This Corporation is organized for the purpose of

1. Buying, selling, investing in, holding and dealing in property of every nature and description, real and personal, tangible and intangible.

2. Acquiring, investing in or holding stock in any subsidiary enterprise permitted under the Bank Holding Company Act of 1956, as amended from time to time, and engaging in any other activity or enterprise permitted to a bank holding company under that Act.

3. Otherwise engaging in any other business which may lawfully be carried on by a Corporation organized under the laws of the State of Delaware.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is: (1) 200,000 shares, Class A Non-Voting Preferred Stock, with a par value of $.01 per share: (2) 1,500,000 shares, Class B Voting Preferred Stock, with a par value of $.01 per share; and

(3) 10,000,000 shares, Common Stock, with a par value of $.01 per share. No holders of stock of any class shall have any preemptive rights to acquire unissued or treasury shares of any class.

Holders of the Class A Non-Voting Preferred stock shall have no right to vote at any regular or special meeting of the shareholders, and shall have no voice in the management of the Corporation, nor shall they be entitled to notice of any meeting of the stockholders of the Corporation, except for any rights to receive notice or to vote specifically granted by Delaware General Corporation Law (or any successor statute) as a matter of law, even to shares of a class of stock which has been denied voting rights by the issuing corporation's certificate of incorporation. Dividends on outstanding series of the Class A Non-Voting Preferred Stock, as determined by the Board of Directors, shall be cumulative and shall be payable in preference to any cash dividend on any other class of stock of the Corporation, whether common or preferred so that if in any year or years accrued dividends on outstanding series of the Class A Non-Voting Preferred Stock shall not have been paid thereon, the aggregate deficiency shall be paid before any cash dividends shall be paid upon or set apart for any other class of stock of the Corporation. Amounts payable to holders of shares of outstanding series of the Class A Non-Voting Preferred Stock in the event of voluntary or involuntary liquidation of the Corporation, as determined by the Board of Directors, shall be payable prior to and in preference to any distribution of any of the assets of the Corporation to holders of any other class of stock of the Corporation, whether common or preferred. The shares of the Class A Non-Voting Preferred Stock are to be issuable at any title or from time to time in one or more series as and when established by the Board of Directors, each such series to have a designation or title to be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series may differ from every other series already outstanding as may be determined by the Board of Directors, including in any or all of the following respects which the Board of Directors shall fix and determine prior to the issuance of a particular series, but in no other respects:

(a) the rate of dividend to which holders of shares of the series shall be entitled;

(b) whether the shares of the series may be redeemed, and if so, the redemption price and terms and conditions of redemption;

(c) the amount payable to holders of shares of the

series in the event of voluntary or involuntary liquidation;

(d) the terms of the sinking fund, if any, for redemption or purchase of shares of the series; and

(e) the right, if any, of the holders of shares of the series to convert the same into stock of any other class or classes or into other securities of the Corporation, and the terms and conditions of such conversion.

Each outstanding share of Class B Voting Preferred Stock, of whatever series, shall be entitled to one vote on each matter submitted to a vote at any meeting of the shareholders of the Corporation, all such outstanding shares voting as a single class with outstanding shares of Common Stock of the Corporation. In addition to such voting rights, the affirmative vote of holders of two-thirds (66-2/3%) or more of all outstanding shares of the Class B Voting Preferred Stock, voting separately as a class, shall be required (a) to authorize (i) any plan of merger or consolidation to which the Corporation is to be a party and which requires shareholder approval, or (ii) any sale, lease, exchange, mortgage, pledge or other disposition of all, or substantially all, the property and assets, with or without the good will, of the Corporation, if not made in the usual and regular course of its business, or (iii) any resolution recommending the dissolution of the Corporation, or (iv) a combination or majority share acquisition in which the Corporation is the acquiring corporation and a majority of its voting shares is issued or transferred to another corporation or another entity, or person, or to shareholders (or their equivalent) of such other corporation or other entity, or (b) to approve any agreement, contract or other arrangement providing for any of the transactions described in subparagraph (a) above. Dividends on outstanding series of the Class B Voting Preferred Stock, as determined by the Board of Directors, shall be cumulative and shall be subject to the prior rights of any outstanding shares of Class A Non-Voting Preferred Stock. Dividends on outstanding series of the Class B Voting Preferred Stock shall be payable in preference to any cash dividends on outstanding shares of Common Stock of the Corporation, so that if in any year or years accrued dividends on outstanding series of the Class B Voting Preferred Stock shall not have been paid thereon, the aggregate deficiency shall be paid before any cash dividends shall be paid upon or set apart for any shares of Common Stock of the Corporation. Amounts payable to holders of shares of outstanding series of the Class B Voting Preferred Stock in the event of voluntary or involuntary liquidation of the Corporation, as determined by the Board of Directors, shall be payable prior to and in preference to any distribution of any of the assets of the Corporation to holders of the Common Stock of the Corporation, but shall be subject to the prior rights of holders of outstanding shares of Class A Non-Voting Preferred Stock. The shares of the Class B Voting Preferred Stock are to be issuable at any time or from time to time in one or more series as and when established by the Board of Directors, each such series to have a designation or title to be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series may differ from every other series already outstanding as may be determined by the Board of Directors, including in any or all of the following respects, which the Board of Directors shall fix and determine prior to the issuance of a particular series, but in no other respects:

(a) the rate of dividend to which holders of shares of the series shall be entitled;

(b) whether the shares of the series may be redeemed, and if so, the redemption price and terms and conditions of redemption;

(c) the amount payable to holders of shares of the series in the event of voluntary or involuntary liquidation;

(d) ther terms of the sinking fund, if any, for redemption or purchase of shares of the series; and

(e) the right, if any, of the holders of shares of the series to convert the same into stock of any other class or classes or into other securities of the Corporation, and the terms and conditions of such conversion.

FIFTH: The name and mailing address of the sole

incorporator is as follows:

NAME	MAILING ADDRESS

Michael P. O’Brien	Bingham, Dana & Gould 100 Federal Street Boston, Massachusetts 02110

SIXTH: The Board of Directors shall be divided into three classes (designated Class I, Class II and Class III, respectively), as nearly equal in number as possible. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the By-laws, but the number thereof shall never be less than nine. The initial directors of the Corporation shall serve in the respective classes and until the respective annual meetings of the stockholders of the Corporation set forth below opposite their names and mailing addresses, or until their successors are elected and qualified. Thereafter, each class of directors shall be elected to a term of office of three years.

Name	Mailing Address	Class	Initial Term Expires

Dudley H. Davis	Sunset Cliff Burlington, VT	I	1988 Annual Meeting

Charles A. Davis	1623 Third Ave. New York, NY	I	1988 Annual Meeting

Thomas F. Murphy	5 Driftwood Lane Burlington, VT	I	1988 Annual Meeting

Louise M. Weiner	33 Summit Ridge	I	1988 Annual Meeting

Parnell C. Kirby	116 Wildwood Drive Burlington, VT	II	1989 Annual Meeting

Raymond C. Pecor, Jr.	Pine Haven Shore Shelburne, VT	II	1989 Annual Meeting

Patrick S. Robins	Flynn Avenue Burlington, VT	II	1989 Annual Meeting

Jack DuBrul, II	Harbour Road Shelburne, VT	III	1990 Annual Meeting

Leo O’Brien	200 Old Farm Rd. So. Burlington, VT	III	1990 Annual Meeting

Benjamin F. Schweyer	41 Brewer Parkway So. Burlington, VT	III	1990 Annual Meeting

Robert A. Skiff	303 Swift Street So. Burlington, VT	III	1990 Annual Meeting

Thereafter, election of directors shall take place as set forth in the By-laws of the Corporation.

SEVENTH: The Corporation is to have perpetual existence.

EIGHTH: The private property of the stockholders shall not be subject to the payment of the Corporation debts to any extent whatever.

NINTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

(a) To the extent not inconsistent with the Certificate of Incorporation, the By-laws of the Corporation may fix and alter, or provide the manner for fixing and altering, the number of directors constituting the whole Board. In case of any vacancy on the Board of Directors or any increase in the number of directors constituting the whole Board, the vacancies shall be filled by the directors or by the stockholders at the time having voting power, as may be prescribed in the By-laws. Directors need not be stockholders of the Corporation, and the election of directors need not be by ballot.

(b) The Board of Directors shall have the power and authority:

(1) to make, alter or repeal By-laws of the Corporation, subject only to such limitation, if any, as may be from time to time imposed by law or by the By-laws; and

(2) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith; and

(3) subject to any provision of the by-laws,
to determine whether, to what extent, at what
times and places and under what conditions and regulations the accounts, books and papers of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or paper of the Corporation except as conferred by statute or authorized by the By-laws or by the Board of Directors.

TENTH: Meetings of stockholders may be held outside the State of Delaware, if the By-laws so provide. The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

ELEVENTH: The Corporation shall indemnify each director and officer of the Corporation, his heirs, executors and administrators, and may indemnify each employee and agent of the Corporation, his heirs, executors, administrators and all other persons whom the Corporation is authorized to indemnify under the provisions of the General Corporation Law of the State of Delaware, to the extent permitted by law (a) against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, or in connection with any appeal therein, or otherwise, and
(b) against all expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Corporation, or in connection with any appeal therein, or otherwise; and no provision of this Article Eleventh is intended to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred by the General Corporation Law of the State of Delaware upon the Corporation to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized pursuant to the General Corporation Law of the State of Delaware or any other Law now or hereafter in effect.

The Board of Directors of the Corporation may, in its discretion, authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a

director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the foregoing paragraph of this Article Eleventh.

TWELFTH: No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Twelfth shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of Title 8 of the Delaware Code, or
(iv) for any transaction from which the director derived an, improper personal benefit. No amendment to or repeal of this Article Twelfth shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal. No amendment to or repeal of this Article Twelfth shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

THIRTEENTH: Except as provided below, the affirmative vote of the holders bf eighty percent (80%) or more of the outstanding shares of voting capital stock of the Corporation, as well as any requisite approval of any calss of voting stock entitled to vote separately as a class on such matter, shall be required (a) to authorize (i) any plan of merger or consolidation to which the Corporation is to be a party and which requires shareholder approval, or (ii) any sale, lease, exchange, mortgage, pledge or other disposition of all, or substantially all, the property and assets, with or without the good will, of the Corporation, if not made in the usual and regular course of its business, or (iii) a combination or majority share acquisition in which the Corporation is the acquiring corporation and a majority of its voting shares is issued or transferred to another corporation or another entity, or person, or to shareholders (or their equivalent) of such other corporation or other entity, or (b) to approve any agreement, contract or other arrangement providing for any of the transactions described in subparagraph (a) above, provided, however, that any transaction described in subparagraph (a) above or agreement, contract or other arrangement described in subparagraph (b) above which has been approved by resolution adopted by the unanimous affirmative vote of the entire Board of Directors of the Corporation in office at the time of such approval, at any time prior to the mailing to shareholders of the notice of the meeting at which the vote of shareholders on such matter is to be held, need only be approved by the affirmative vote of the holders of two-thirds (66-2/3%) or more of the outstanding shares of voting capital stock of the Corporation (as we11 as any requisite approval of any class of stock entitled to vote separately as a class on such matter).

FOURTEENTH: Section 1. The Corporation may not enter into any transaction, the result of which is (i) the sale, lease, exchange, transfer or other disposition by the Corporation of all, or substantially all, of its assets or business to a related person or an affiliate or an associated person of a related person, or (ii) the consolidation of the Corporation with or its merger into a related person or an affiliate of a related person, or

(iii) the merger into the Corporation of a related person or an affiliate of a related person, or (iv) a combination or majority share acquisition in which the Corporation is the acquiring person and a majority of its voting shares are issued or transferred to a related person or an affiliate or an associated person of a related person or to shareholders (or their equivalent) of a related person or an affiliate of a related person, unless the consideration to be paid to other holders of the Corporation's Common Stock in connection with such transaction has a value per share in the judgment of the Board of Directors of the Corporation of not less than the highest amount per share paid by such related person and all affiliates or associated persons of such related person in acquiring shares of the Corporation

Section 2. For purposes of this Article Fourteenth:

(a) An "affiliate" of a related person shall be deemed to be any individual, joint venture, trust, partnership, corporation, association, pool, group, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein which, directly or indirectly through one or more intermediates, controls, or is controlled by, or is under common control with, the related person.

(b) An "associated person" of a related person shall be deemed to be any officer, trustee, partner or director or any beneficial owner, directly or indirectly, of ten percent or more of any class of equity security of such related person or any of its affiliates.

(c) A "related person" in respect of a given

transaction shall be deemed to be any individual, joint venture, trust, partnership, corporation, association, pool, group, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically lised herein which, together with its affiliates or associated persons, owns of record or beneficially, directly or indirectly, more than ten percent of the shares of Common Stock of the Corporation as of the record date used to determine the shareholders of the Corporation entitled to vote upon such transaction.

For the purpose of determining whether a person is a related person, such person shall be deemed to own beneficially (i) all shares of stock with respect to which such person has the capability to control or influence the voting power in respect thereof and (ii) all shares of stock which such person has the immediate or future right to acquire, directly or indirectly, pursuant to agreements, through the exercise of options, warrants or rights or through the conversion of convertible securities or otherwise; and all shares of stock which such person has the right to acquire in such manner shall be deemed to be outstanding shares, but shares of stock which any other person has the right to acquire in such manner shall not be deemed to be outstanding shares.

FIFTEENTH: Articles Thirteenth and Fourteenth, as well as this Article Fifteenth, of the Certificate of Incorporation of the Corporation may only be amended, added to or repealed, in whole or in part, by the affirmative vote of the holders of eighty percent (80%) or more of the outstanding shares entitled to vote thereon at a meeting, where the substance of the proposed amendment has been stated in the notice of the meeting, as well as any requisite approval of any class of stock entitled to vote separately as a class on such matter.

SIXTEENTH: Except as otherwise provided in Articles Twelfth, Fourteenth and Fifteenth of this Certificate of Incorporation, any merger, consolidation, sale of assets or dissolution involving the Corporation that is required to be approved by the stockholders of the Corporation under the provisions of the Delaware General Corporation Law (or any successor statute), and any amendment to this Certificate of Incorporation, shall require the affirmative vote of holders of not less than two-thirds (66-2/3%) of the outstanding shares of voting stock of the Corporation.

SEVENTEENTH: Any action required by law, by this Certificate of Incorporation or by the By-laws of the Corporation to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, shall be signed by the holders of all outstanding shares of capital stock of the corporation that would he entitled to vote thereon at such meeting. Any such written consent may be executed in multiple counterparts, all of which shall be considered a single instrument.

EIGHTEENTH: The Corporation reserves the right to

amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the Sole incorporator hereinbefore named, for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand this 17th day of April, 1987.

/s/ Michael P. O’Brien

Michael P. O’Brien